EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to this Registration Statement on Form S-11 of our reports dated May 6, 2004 relating to the financial statement of Extra Space Storage Inc.; April 20, 2004, except for Notes 1, 2, 9 and 13 as to which the date is July 29, 2004 relating to the consolidated financial statements and financial statements schedule of Extra Space Storage LLC; February 29, 2004 relating to the statement of revenues and certain expenses of properties owned by Extra Space West One, LLC and Extra Space East One, LLC; February 29, 2004 relating to the statement of revenues and certain expenses of properties owned by 5255 Sepulveda, LLC and 658 Venice, LTD; February 29, 2004 relating to the statement of revenues and certain expenses of properties owned by Red Hat Enterprises; February 29, 2004 relating to the statement of revenues and certain expenses of properties owned by Storage Depot; and February 29, 2004 relating to the statement of revenues and certain expenses of properties owned by Storage Deluxe which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Prospectus summary—summary consolidated pro forma and historical data” and “Selected consolidated pro forma and historical financial data” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

July 29, 2004